UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2010

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 484-3600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 13, 2010, Pall Corporation (the “Registrant”) entered into a Five-Year Credit Agreement (the “Agreement”) with JPMorgan Chase Bank, N.A., as Facility Agent, J. P. Morgan Europe Limited, as London Agent, and the other lenders from time to time party thereto (the “Lenders”). A copy of the press release announcing the Agreement is attached hereto as Exhibit 99 and is incorporated herein by reference.

The Agreement replaces a revolving credit facility entered into on June 21, 2006, by and among the Registrant, JPMorgan Chase Bank, J. P. Morgan Europe Limited and a syndicate of banks thereto, which was due to expire on June 21, 2011 (the “Terminated Agreement”). The Terminated Agreement was terminated by the Registrant effective July 13, 2010.

The Agreement provides for the terms under which Lenders will make available to Registrant a $500 million five-year revolving credit facility (the “Facility”) that may be drawn upon in US Dollars, Pounds Sterling, Euro, Swiss Francs, Japanese Yen and other readily available and freely exchangeable currencies and provides for letters of credit up to $50 million.

Registrant’s obligations under the Agreement are unsecured and are not guaranteed by any of its subsidiaries.

Three business days following the entry into the Agreement, the Registrant borrowed $295 million under the Facility. These proceeds will be used to redeem $280 million aggregate principal amount of the Registrant’s 6% Senior Notes due 2012 and pay a portion of the approximately $28 million redemption premium (other funds will be used to pay the balance of the $28 million premium). The Registrant announced the notes redemption in a Form 8-K filed on June 18, 2010.

The Registrant must repay all borrowings under the Facility by, and the Lenders’ commitments under the Agreement will terminate on, July 13, 2015, unless commitments are terminated earlier by the Registrant or, upon an event of default, by the Facility Agent. The Registrant will pay (a) a commitment fee on the average daily undrawn amount of each Lender’s commitment, and (b) a participation fee on the average daily undrawn amount of all outstanding letters of credit and unreimbursed disbursements made by the issuing bank pursuant to letters of credit. The applicable commitment fee and participant fee will accrue at rates dependent upon the Registrant’s senior, unsecured long-term debt credit ratings (the “Applicable Rate”). Based on the Registrant’s current ratings, the applicable commitment fee and participation fee are .30% per year and 2% per year, respectively.

Loans under the Agreement will bear interest per year, at the Registrant’s election, equal to:
  the Alternate Base Rate plus the Applicable Rate for such loans. The “Alternate Base Rate” is the greater of (a) the Facility Agent’s announced prime rate, (b) the federal funds effective rate plus 0.5%, and (c) the adjusted London Interbank Offered Rate (“LIBO Rate”) for a one-month interest period plus 1%; or

  the LIBO Rate for the selected interest period plus the Applicable Rate for such loans; or

  the European Union Banking Federation Rate for the selected interest period plus the Mandatory Costs Rate (as defined in the Agreement) for such loans.
The Agreement includes customary representations and warranties and affirmative and negative covenants substantially similar to those in the Terminated Agreement. The Agreement requires the Registrant to maintain a minimum Consolidated Net Interest Coverage Ratio of 3.5:1 and a maximum Consolidated Leverage Ratio of 3.5:1.

The Agreement also contains customary events of default. Upon the occurrence of an event of default, the outstanding obligations under the Agreement may be accelerated and become due and payable immediately.

Certain of the Lenders party to the Agreement, and their respective affiliates, have performed, and may in the future perform for the Registrant and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expense reimbursement.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 4(ii) and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Effective July 13, 2010, the Terminated Agreement, as defined in Item 1.01 above, was terminated by the Registrant.

The Registrant repaid the balance of its borrowings under the Terminated Agreement, approximately $295 million, before the termination of the Terminated Agreement using the net proceeds from the sale of its 5.00% Senior Notes due 2020. Prior to the termination of the Terminated Agreement, the Registrant had approximately $13 million of letters of credit outstanding. The letters of credit under the Terminated Agreement were transferred to the Agreement, a description of which is contained under Item 1.01 above. The Registrant’s obligations under the Terminated Agreement were guaranteed by certain of the Registrant’s subsidiaries. In connection with the termination of the Terminated Agreement, all guarantors were released. The Registrant did not incur any early termination fees or penalties in connection with the termination of the Terminated Agreement.

The information contained in Item 1.01 in this Current Report on Form 8-K is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 in this Current Report on Form 8-K is hereby incorporated by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4(ii)	Credit Agreement dated July 13, 2010, between Pall Corporation, JPMorgan Chase Bank, J. P. Morgan Europe Limited and the Other Lenders Party Thereto.

99	Press Release issued by the Registrant on July 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

	/s/	SANDRA MARINO
July 16, 2010		Sandra Marino
Senior Vice President, General Counsel
and Corporate Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description
4(ii)	Credit Agreement dated July 13, 2010, between Pall Corporation, JPMorgan Chase Bank, J. P. Morgan Europe Limited and the Other Lenders Party Thereto.
99	Press release issued by the Registrant on July 14, 2010.